EXHIBIT 5(a)

OPINION OF HUGHES & LUCE LLP

[Letterhead of Hughes & Luce LLP]

July 29, 2003

Wal-Mart Stores, Inc.

702 S.W. 8th Street

Bentonville, Arkansas 72716

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Wal-Mart Stores, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of 20,000,000 shares of the Company’s common stock, $.10 par value per share (the “Shares”), pursuant to options to acquire shares of the Company’s common stock, $.10 par value per share, granted from time to time under The ASDA Colleague Share Ownership Plan 1999 and The ASDA Sharesave Plan 2000 (the “Options”). We are rendering this opinion in connection with the Registration Statement.

In rendering this opinion, we have examined and relied upon, without investigation or independent verification, executed originals, counterparts or copies of the Restated Certificate of Incorporation and the by-laws of the Company, each as amended and restated to date, the Registration Statement, resolutions of the executive committee of the Board of Directors of the Company and such other documents, records and certificates as we considered necessary or appropriate to enable us to express the opinion set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as photostatic, conformed, notarized or certified copies.

As to facts material to our opinion, we have relied, to the extent that we deem such reliance proper and without investigation or independent verification, upon certificates of public officials and officers or other representatives of the Company.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that (i) any of the Shares that are not issued and outstanding on the date hereof will be, if and when issued and sold upon due exercise of the Options and in accordance with the terms of the plan pursuant to which the Options exercised are issued, will be validly issued, fully paid and nonassessable, assuming the Company maintains an adequate number of authorized but unissued shares of common stock available for issuance pursuant to the exercise of the Options, and further assuming that the consideration actually received by the Company for the Shares upon their issuance exceeds the par value thereof and (ii) that any Shares that are treasury shares of the Company, if and when sold upon due exercise of the Options and in accordance with the terms of the plan pursuant to which the Options exercised are issued, if transferred out of the treasury to the holders of Options upon the exercise of Options, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the effect of the Constitution of the State of Delaware, the Delaware General Corporation Law and the reported judicial decisions of the State of Delaware. We express no opinion as to the effect of any other laws of the State of Delaware or the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in that category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hughes & Luce LLP